Exhibit 21.01

ATMI, INC.
Subsidiaries

Entity	State or Jurisdiction of Incorporation or Organization

Advanced Technology Materials, Inc.	Delaware
Epitronics Corporation	Delaware
ATMI Ecosys Corporation	California
Advanced Delivery & Chemical Systems Nevada, Inc.	Nevada
Advanced Delivery & Chemical Systems Holdings, LLC	Delaware
Advanced Delivery & Chemical Systems Operating, LLC	Delaware
Advanced Delivery & Chemical Systems Manager, Inc.	Delaware
ATMI Materials, Ltd.	Texas
ATMI Korea Co. Ltd.	Korea
ATMI UK Limited	Scotland
ATMI Fab Services, Inc.	New Mexico
ATMI Fab Services Ireland, Inc.	New Mexico
MST Measurement Systems, Inc.	Illinois
ATMI Packaging, Inc.	Minnesota
ATMI Packaging International Ltd.	Minnesota
NOW Japan Branch	Japan
ATMI International Holdings, Inc.	Delaware
ATMI Taiwan Holdings, Inc.	Delaware
ATMI Belgium Holdings, Inc.	Delaware
ATMI Belgium, LLC	Delaware
Emosyn LLC	Delaware
Newform, N.V.	Belgium
ATMI Japan Branch	Japan
ATMI Taiwan Co. Ltd.	Taiwan
ATMI GmbH	Germany
Advanced Technology Materials FSC, Inc.	Barbados
ATMI PTE Ltd	Singapore
Phoenix 2002 Liquidating LLC	Delaware